                                AMENDMENT NO. 1
                             EMPLOYMENT AGREEMENT


     On this 19th day of November 1997, the Employment Agreement by and between River North Studios, Inc., a Delaware corporation and wholly owned subsidiary of Platinum Entertainment, Inc. ("Intersound") and Bryan Hadley, Executive Vice President, is hereby amended effective as of November 25, 1997 as follows:

1. In Paragraph 2(a) replace the first sentence with the following: "Your employment will be for a term of three (3) years, beginning February 1, 1997 (the "Term"), at the annual base salary of $225,000.00, less withholding, which will be paid in accordance with Intersound's regular payroll policies."

In witness whereof, this amendment has been duly signed this 19th day of November 1997.



                                             /s/ STEVE DEVICK
                                             ------------------------
                                             Steve Devick, Supervisor







Accepted and Agreed:



/s/ BRYAN HADLEY
----------------
Bryan Hadley

February 1, 1997


Bryan Hadley
-----------------
-----------------
Dear Bryan:

     The following are the terms of your employment by River North Studios, Inc. ("Intersound"), a Delaware corporation and wholly-owned subsidiary of Platinum, Entertainment, Inc. ("Platinum") as Executive Vice President.

     1. You shall exercise all of the executive and administrative responsibilities of Executive Vice President, subject to the by-laws of Intersound and the supervision of the President of Intersound. You also agree to perform such other duties and services as may be entrusted to you by the Chief Executive Officer and the Board of Directors of Platinum that are consistent with your position and title and shall report to the President of Intersound. You agree to discharge your responsibilities diligently, in good faith, and to the best of your abilities and to at all times give Intersound and Platinum full information and truthful explanation of all matters relative to your employment responsibilities. You shall devote all of your during ordinary business hours to the interests and business of Intersound and shall not, except as otherwise agreed to by the Board of Directors, work with or receive any compensation or consideration from any other party for services performed or to be performed by you.

     2. (a) Your employment will be for a term of three (3) years, beginning February 1, 1997 (the "Term"), at the annual base salary of $150,000.00, less withholding, which will be paid in accordance with Intersound's regular payroll policies. In addition, during the term of your employment, you and your family will be entitled to participate in Intersound's regular health and dental insurance plan under Intersound's policies with respect to such plans. During each annual period of your employment you shall be entitled to three (3) weeks of vacation, and five (5) personal leave days. You shall also be eligible to participate in the 401(K), life insurance, and all other benefit plans of Intersound under Intersound's policies with respect to such plans for its employees. You shall also be reimbursed for reasonable expenses incurred by you for promoting the business of Intersound and in performance of your duties hereunder in accordance with Intersound's expense policies. You will be issued a company credit card and long distance telephone charge card.

          (b) In the event Platinum makes an additional acquisition of a company that is of substantially the same size and type as Intersound, Inc., a Minnesota corporation, and consolidates such acquisition with Intersound such that the responsibilities described hereunder are expanded to include responsibility for the combined companies, the parties agree to negotiate in good faith an increase in the salary provided herein that is fair and reasonable under all the circumstances.

     3. (a) In further consideration of your services hereunder, Platinum agrees to grant to you an option (the "Purchase Option") to purchase an aggregate of Twenty Thousand (20,000) shares of Platinum's common stock at a purchase price established pursuant to the 1995 Employee Incentive Compensation Plan, as amended in 1996, at the next grant date as approved by the Board of Directors of shareholders of Platinum (the "Grant Date"). The Purchase Option shall be exercisable with respect to a portion of the shares subject to the Purchase Option over the course of the option period as follows: up to and including one-third (1/3) of the shares subject to the Purchase Option shall be exercisable on and after the first anniversary of the Grant Date; up to and including two thirds (2/3) of the shares subject to the Purchase Option shall be exercisable on and after the second anniversary of the Grant Date; and up to and including one hundred percent (100%) of the shares subject to the Purchase Option shall be exercisable on and after the third anniversary of the Grant Date. The Purchase Option shall be subject to the provisions of a separate stock option agreement, in the form of other Platinum employee stock options, to be entered between Platinum and you, as well as the terms of Platinum's Stock Option Plan existing as of the Grant Date.

          (b) In further consideration of your services hereunder, Platinum agrees to pay to you a bonus at the time of the exercise, if any, of the Purchase Option (the "Option Bonus"). The amount of the Option Bonus shall be equal to the product of multiplying the number of shares purchased by exercise of the Purchase Option (up to the aggregate amount of the first 10,000 shares so purchased only) by the difference between the closing share price of Platinum's common stock as of the date of the public announcement of the acquisition by a subsidiary of Platinum of substantially all of the assets of Intersound, Inc., a Minnesota corporation, and the share price of such stock as of the date of exercise of the Purchase Option, provided that in no event shall the top price for purposes of computing the Option Bonus exceed the share price as of the Grant Date.

     4. Unless otherwise mutually extended, this agreement shall terminate on February 1, 2000, or the first to occur of the following:

          (a)   Your death.

          (b) Your absence or inability to render the services required hereunder by reason of a state of physical or mental incapacity for more than a period of two (2) consecutive months and upon thirty (30) days prior written notice by Intersound to you of an intent to terminate because of such absence or inability.

        (c) Your malfeasance or misperformance of your obligations under this agreement, or your dishonest, fraudulent or criminal act.

     5. You agree that, during the term of this agreement and at all times thereafter, you will maintain the confidentiality of all Confidential Information regarding Intersound and Platinum, and their respective subsidiaries, affiliates, successors, and assigns (hereinafter collectively the "Protected Entities") that you have, or will have received or had access to as an employee, officer or director and that you will not make any disclosure thereof to anyone else except as to matters that have been the subject of public announcement or disclosure, is generally available to the public from sources not subject to confidentiality agreements with Intersound or Platinum, or except as required by law. Intersound or Platinum, or except as required by law. "Confidential Information" shall mean any information relating to the business or affairs of the Protected Entities, including but not limited to information relating to plans, developments, financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, programs, strategies and information, analyses, profit margins, inventions, improvements, copyrightable work, or other proprietary information used by the Protected Entities in connection with their businesses.

     6. This agreement (a) represents the entire agreement between you and Intersound; (b) is not to be amended, supplemented, varied or discharged except by an instrument in writing; (c) may be executed in counterparts, each of which shall be deemed an original; and (d) shall be interpreted in accordance with and in all respects governed by the laws of the State of Illinois. If any provision of this agreement is declared void, or otherwise unenforceable, such provision shall be deemed to have been severed from this agreement, which shall otherwise remain in full force and effect.

     If the foregoing correctly states our agreement, please so confirm by signing below where indicated.

                                    River North Studios, Inc.

                                    By:  /s/ Thomas R. Leavens
                                       ------------------------------

Accepted and Agreed:

/s/ Bryan Hadley
--------------------
   Bryan Hadley